Exhibit 99

                             FOR IMMEDIATE RELEASE

July 30, 2003


                       THE EASTERN COMPANY REPORTS RESULTS
                         FOR THE SECOND QUARTER OF 2003

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced its operating results for the second quarter. Second-quarter net income increased to $936,700, or $.26 per diluted share compared to the $758,500 or $ .20 per diluted share reported in the second quarter of 2002, a 23% increase. Sales for the second quarter of 2003 increased slightly to $21.6 million, compared to $21.3.

Year-to-date earnings for the six-month period ended June 28 were $1.9 million or $.52 per diluted share, compared to $1.4 million or $.38 per diluted share for the same period in 2002, a 32% increase. Net sales for six months were $43.2 million compared to $41.6 million for the first six months of the previous year, a 4% increase.

Leonard F. Leganza, President and CEO stated, "While the operating results for the quarter and year to date have been positive, sales improvements have not been as robust as expected, an indication that the economy has not yet improved significantly in our core niche markets. Our profit margins have continued to remain strong as a result of new product sales, and the addition of the Canadian Commercial Vehicles subsidiary which produces "sleeper boxes" for large trailer trucks."

Mr. Leganza continued, "Our presence in China has recently been expanded with the establishment of Eastern Industries (Shanghai) Ltd., a manufacturing facility located in Shanghai, China. This subsidiary will be instrumental in helping us remain price competitive in North America and will open up the possibility to more effectively pursue markets in Asia and elsewhere. In addition to producing fabricated metal products, it will include plastic injection molding capability. It will also serve as a sourcing center for non-competitive products."

The Eastern Company is a 145-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors, which could affect the Company's financial results, are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

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                                             THREE Months Ended                                  SIX Months Ended

                                          13 wks             13 wks                      26 wks               26 wks
                                      June 28, 2003       June 29, 2002               June 28, 2003        June 29, 2002
                                      -------------       -------------               -------------        -------------
Net Sales                               $ 21,591,111       $ 21,291,745                $ 43,181,825         $ 41,612,262


Net Income                                 $ 936,688          $ 758,518                   1,890,065            1,435,625


Net Income Per Share:
              Basic                         $   0.26           $   0.21                    $   0.52             $   0.40
              Diluted                       $   0.26           $   0.20                    $   0.52             $   0.38

Weighted average shares outstandings:
              Basic                        3,625,310          3,630,586                   3,627,807            3,629,931
              Diluted                      3,630,514          3,717,031                   3,630,409            3,729,542

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